Prospectus Supplement No. 6	Filed pursuant to Rule 424(b)(3)
to Prospectus dated November 14, 2003	Registration No. 333-108483

ALKERMES, INC.

$125,000,000 2 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2023
11,133,603 SHARES OF COMMON STOCK

     This prospectus supplement supplements the information contained in the prospectus of Alkermes, Inc. dated November 14, 2003 as supplemented by Prospectus Supplement No. 1 dated June 21, 2004, Prospectus Supplement No. 2 dated August 18, 2004, Prospectus Supplement No. 3 dated November 15, 2004, Prospectus Supplement No 4. dated November 22, 2004 and Prospectus Supplement No. 5 dated December 15, 2004 relating to the potential resale from time to time of the 2 1/2% Convertible Subordinated Notes due 2023 of Alkermes and the resale of shares of common stock of Alkermes issuable upon conversion of the notes. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

     The following table supplements the information set forth in the prospectus under the caption “Selling Securityholders” with respect to the selling securityholders and the respective principal amount of notes which are beneficially owned and may be sold by each selling securityholder, and the number of shares of common stock that may be sold by the selling securityholders pursuant to this prospectus, as amended or supplemented:

			Number of Shares
			of Common Stock
	Principal Amounts		Issued Upon
Name of Selling	of Notes	Percentage of	Conversion of the	Percentage of
Securityholder	Beneficially Owned	Notes	Notes that May be	Common Stock
(1)	and Offered	Outstanding	Offered (2)	Outstanding (3)

MPM Bioequities Fund GMBH & Co. KG	$5,000	*	361	*

MPM Bioequities Master Fund LP	$4,950,000	4.0%	357,400	*

*	Less than 1%

(1)	The information set forth herein is as of February 16, 2005 and will be updated as required.

(2)	Assumes conversion of all of the holder’s notes at a conversion rate of approximately

72.2022 shares of our common stock for each $1,000 principal amount of notes. However, this conversion rate will be subject to adjustment as described under “Description of Notes – Conversion by Holders.” As a result, the amount of common stock issuable upon conversion of notes may increase or decrease in the future.

(3)	Assumes that the outstanding common stock is 89,003,737 as of November 14, 2003, the date of the Prospectus.

(4)	The amount listed represents additional principal amount of the notes beneficially owned by the listed selling securityholders as of February 16, 2005 who were named in the Prospectus as of November 14, 2003.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 23, 2005